UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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MedImmune, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of
Annual Meeting
and Proxy
Statement

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April 15, 2005

Dear MedImmune Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Company’s headquarters at One MedImmune Way, Gaithersburg, Maryland 20878, on May 19, 2005, at 10:00 a.m. Information about the meeting, the nominees for directors and the proposals to be considered are presented in the Notice of Annual Meeting of Stockholders and the Proxy Statement on the following pages.

In addition to the formal items of business to be brought before the meeting, I will report on our Company’s operations during 2004. This will be followed by a question and answer period.

Your participation in MedImmune’s affairs is important, regardless of the number of shares you hold. To ensure your representation, even if you cannot attend the meeting, please sign, date and return the enclosed proxy promptly.

We look forward to seeing you on May 19th.

Sincerely,
DAVID M. MOTT
Chief Executive Officer,
President and Vice Chairman

One MedImmune Way	Gaithersburg, Maryland 20878	301-398-0000	Fax: 301-398-9000	www.medimmune.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 19, 2005

The Annual Meeting of Stockholders of MedImmune, Inc. will be held at the Company’s headquarters at One MedImmune Way, Gaithersburg, Maryland on May 19, 2005 at 10:00 a.m., for the following purposes:

1.    To elect nine directors;

2.    To approve an amendment to the 2004 Stock Incentive Plan;

3.    To approve and ratify the appointment of PricewaterhouseCoopers LLP as independent auditors; and

4.    To transact such other business as may properly come before the meeting and any adjournment thereof.

Stockholders of record at the close of business on March 31, 2005 are entitled to receive notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,
WILLIAM C. BERTRAND, JR.
Corporate Secretary
One MedImmune Way
Gaithersburg, Maryland 20878
April 15, 2005

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of MedImmune, Inc. (“MedImmune” or the “Company”) of proxies to be voted at the Annual Meeting of Stockholders on May 19, 2005. This Proxy Statement, the accompanying proxy card and Annual Report to Stockholders are being mailed to stockholders on or about April 15, 2005. Business at the Annual Meeting is conducted in accordance with the procedures determined by the presiding officer and is generally limited to matters properly brought before the meeting by or at the suggestion of the Board of Directors or by a stockholder pursuant to provisions requiring advance notice and disclosure of relevant information.

On March 31, 2005, the record date for the meeting, there were 248,244,954 outstanding shares of MedImmune common stock, $0.01 par value per share. Each share is entitled to one vote. Stockholders do not have cumulative voting rights.

Voting of Proxies

Since many MedImmune stockholders are unable to attend the Company’s Annual Meeting, the Board of Directors solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this Proxy Statement. Stockholders are urged to read carefully the material in this Proxy Statement, specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card, then sign, date and return the card in the enclosed, stamped envelope. If you wish to vote by telephone or via the internet, please follow the instructions included with the proxy card. Stockholder proxies are received by American Stock Transfer & Trust Company, the Company’s independent proxy processing agent, and the vote is certified by Inspectors of Election.

If no choice is specified and the card is properly signed and returned, the shares will be voted by the proxy committee (the “Proxy Committee”) as recommended by the Company. A stockholder who signs a proxy may revoke or revise that proxy at any time before the meeting. A previously returned proxy may be canceled by voting by ballot at the meeting.

MedImmune’s Proxy Committee consists of Mr. David M. Mott, Chief Executive Officer, President and Vice Chairman, and Mr. William C. Bertrand, Jr., Vice President, General Counsel, Secretary and Corporate Compliance Officer. To the extent permitted by the Federal securities laws, proxy cards, unless otherwise indicated by the stockholder, also confer upon the Proxy Committee discretionary authority to vote all shares of stock represented by the proxies on certain other matters, including any matter presented after March 31, 2005. If any of the nominees for director named in “Proposal 1—Election of Directors” should be unavailable for election, the proxies will be voted for the election of such other person as may be recommended by the Company in place of such nominee.

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 31, 2005 are entitled to receive notice of the meeting and to vote their shares held on that date. The holders of a majority of the issued and outstanding shares of stock of the Company entitled to vote at the meeting must be represented in person or by proxy at the Annual Meeting for the meeting to be held. The election of directors requires a plurality of the votes of the stockholders represented at the meeting. All other matters to be submitted to the stockholders require the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. Abstentions have the same effect as a vote against any such matter. Broker non-votes are deemed not entitled to vote and are not counted as votes for or against any such matter. Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions are not allowed to vote client proxies on Proposal 2 relating to the stock plan amendment but are allowed to vote client proxies on other matters.

Attendance at Annual Meeting

To ensure the availability of adequate space for MedImmune stockholders wishing to attend the meeting, priority seating will be given to stockholders of record, beneficial owners of the Company’s stock having evidence of such ownership, or their authorized representatives, and invited guests of management. In addition, a stockholder may bring one guest. In order that seating may be equitably allocated, a stockholder wishing to bring more than one guest must write to the Corporate Secretary of the Company in advance of the meeting and receive written concurrence. Those unable to attend may request a copy of the report of the proceedings of the meeting from the Corporate Secretary.

PROPOSAL 1—ELECTION OF DIRECTORS

A Board of nine directors is to be elected at the Annual Meeting, each director so elected to hold office until their successors are duly elected and qualified. The Company’s By-Laws authorize the Board of Directors from time-to-time to determine the number of its members. Vacancies in unexpired terms and any additional positions created by board action are filled by the existing Board of Directors.

The Board of Directors recommends a vote FOR the following nominees:

The table below shows the name and age (as of the date of the Annual Meeting) of each of the directors, any positions and offices held by each with the Company, and the period during which each has served as a director of the Company. Dr. George M. Milne, Jr., Ph.D. was appointed to the Board of Directors effective as of April 1, 2005 to fill the vacancy created by the resignation of Mr. Melvin D. Booth.

Name	Age	Position Held	Served as Director Since
Wayne T. Hockmeyer, Ph.D.	60	Founder and Chairman1*; President, MedImmune Ventures, Inc.	1988
David M. Mott	39	Chief Executive Officer, President and Vice Chairman[1,2]	1995
David Baltimore, Ph.D.	67	Director[3]	2003
M. James Barrett, Ph.D.	62	Director1,3*,4,5	1988
James H. Cavanaugh, Ph.D.	68	Director1,5*,6*	1990
Barbara Hackman Franklin	65	Director2*,4,5,6	1995
Gordon S. Macklin	76	Director1,2,4*,5,6	1994
George M. Milne, Jr., Ph.D.	61	Director	2005
Elizabeth H. S. Wyatt	57	Director[3,4]	2002

(1)          Member of the Executive Committee

(2)          Member of the Investment Committee

(3)          Member of the Compliance Committee

(4)          Member of the Audit Committee

(5)          Member of the Compensation and Stock Committee

(6)          Member of the Corporate Governance and Nominating Committee

*       Chairperson of indicated committee

Dr. Hockmeyer founded MedImmune, Inc. in April 1988 as President and Chief Executive Officer and was elected to serve on the Board of Directors in May 1988. Dr. Hockmeyer became Chairman of the Board of Directors in May 1993. He relinquished his position as Chief Executive Officer in October 2000 and now serves as the Chairman of the Board of Directors and President of MedImmune Ventures, Inc. Dr. Hockmeyer earned his bachelor’s degree from Purdue University and his Ph.D. from the University of Florida in 1972. Dr. Hockmeyer was recognized in 1998 by the University of Florida as a Distinguished Alumnus and in 2002, Dr. Hockmeyer was awarded a Doctor of Science honoris causa from Purdue University. Dr. Hockmeyer is a member of the Maryland Economic Development Commission and the Maryland Governor’s Workforce Investment Board (GWIB). He is also a member of the Maryland Governor’s Scientific Advisory Board. He is a member of the Board of Directors of the publicly traded biotechnology companies, Advancis Pharmaceutical Corp., GenVec, Inc. and Idenix Pharmaceuticals, Inc. and serves on the boards of several educational and philanthropic organizations.

Mr. Mott was appointed Chief Executive Officer and Vice Chairman in October 2000 and was also appointed President in February 2004. He joined the Company in April 1992 as Vice President with responsibility for business development, strategic planning and investor relations. In 1994, Mr. Mott assumed additional responsibility for the medical and regulatory groups, and in March 1995 was appointed Executive Vice President and Chief Financial Officer. In November 1995, Mr. Mott was appointed to the position of President and Chief Operating Officer and was elected to the Board of Directors. In October 1998, Mr. Mott was appointed Vice Chairman. Mr. Mott is Chairman of the Board of Directors of Conceptis Technologies, a member of the board of the Biotechnology Industry Organization (BIO), and also serves on the Board of Trustees of St. James School and on the Board of Governors of Beauvoir, the National Cathedral Elementary School. He holds a bachelor of arts degree from Dartmouth College.

Dr. Baltimore has been a director of the Company since August 2003. Since 1997, Dr. Baltimore has been the President of the California Institute of Technology. From 1996 to 2002, he was the Chairman of the National Institutes of Health AIDS Vaccine Research Committee. From 1995 to 1997, Dr. Baltimore was an Institute Professor at the Massachusetts Institute of Technology (“MIT”), and from 1994 to 1997, the Ivan R. Cottrell Professor of Molecular Biology and Immunology at MIT. Previously, Dr. Baltimore was a professor at Rockefeller University from 1990 to 1994, and was Rockefeller’s President from 1990 through 1991. He also served as founding director of the Whitehead Institute for Biomedical Research at MIT from 1982 to 1990. Dr. Baltimore’s honors include a 1975 Nobel Prize for his work in virology, the 1970 Gustave Stern Award in Virology, the 1971 Eli Lilly and Co. Award in Microbiology and Immunology, the 1999 National Medal of Science, and the 2000 Warren Alpert Foundation Prize. He was elected to the National Academy of Sciences in 1974, and is also a fellow of the American Academy of Arts and Sciences, the American Association for the Advancement of Science, and the American Academy of Microbiology. Dr. Baltimore currently serves on the Board of Directors of BB Biotech, AG, a Swiss investment company, and Amgen, Inc. Dr. Baltimore holds a bachelor’s degree from Swarthmore College, and a doctorate from Rockefeller University.

Dr. Barrett has been a director of the Company since 1988. He is the Chairman of the Board of Sensors for Medicine and Science, Inc., which he founded, and is a General Partner of New Enterprise Associates. From January 1997 to September 2001 he served as Chairman of the Board and Chief Executive Officer of Sensors for Medicine and Science, Inc. From July 1987 to September 1996, he was Chief Executive Officer and a director of Genetic Therapy, Inc. From 1982 to July 1987, Dr. Barrett served as President of Life Technologies, Inc. and its predecessor, Bethesda Research Laboratories, Inc. Prior to 1982, he was employed at SmithKline Beecham Corporation for 13 years, where he held a variety of positions, including President of its In Vitro Diagnostic Division and President of SmithKline Clinical Laboratories. He also serves on the Boards of Pharmion, Inc., Inhibitex, Inc., Iomai Corporation, GlycoMimetics, Inc., Peptimmune, Inc. and Targacept, Inc. Dr. Barrett holds a doctorate in biochemistry from the University of Tennessee and a master’s degree in business administration from the University of Santa Clara.

Dr. Cavanaugh has been a director of the Company since September 1990 and has been a General Partner of HealthCare Ventures LLC since 1989. Prior thereto, Dr. Cavanaugh served as President of SmithKline and French Laboratories U.S., Inc., from March 1985 to February 1989 and as President of SmithKline Clinical Laboratories from 1981 to 1985. Prior thereto, Dr. Cavanaugh was the President of Allergan International, a specialty eye care company. Dr. Cavanaugh also serves as a member of the Board of Directors of Shire Pharmaceuticals Group PLC, Diversa Corp. and Vicuron, Inc. Prior to his industry experience, Dr. Cavanaugh was Deputy Assistant to the President for Domestic Affairs and Deputy Chief of the White House Staff. Before his White House tour, he served as Deputy Assistant Secretary for Health and Scientific Affairs in the U.S. Department of Health, Education and Welfare and as Special Assistant to the Surgeon General of the U.S. Public Health Service. In addition to serving on the boards of directors of several health care and biotechnology companies, Dr. Cavanaugh currently serves on the Board of Directors of the National Venture Capital Association and as Trustee Emeritus of the California College of Medicine. He has served on the Board of Directors of the Pharmaceutical Research and Manufacturers Association, Unihealth America, the Proprietary Association and on the Board of Trustees of the National Center for Genome Resources. He was a Founding Director of the Marine National Bank in Santa Ana, California. Dr. Cavanaugh holds a doctorate and a master’s degree from the University of Iowa and a bachelor of science degree from Fairleigh Dickinson University.

Ms. Franklin has been a director of the Company since November 1995 and has been President and Chief Executive Officer of Barbara Franklin Enterprises, a private international consulting and investment firm in Washington, D.C., since January 1995. Between January 1993 and January 1995, she was a lecturer and served as a director of various corporations and organizations. Ms. Franklin served as the 29th U.S. Secretary of Commerce from 1992 to 1993. She founded Franklin Associates, an internationally recognized consulting firm, and served as its President from 1984 through 1992. She was a Senior Fellow of the Wharton School of the University of Pennsylvania (1979-1988), was one of the original Commissioners of the U.S. Consumer Product Safety Commission (1973-1979) and served as staff assistant to the President, where she created the first

White House effort to recruit women for high level positions in the government (1971-1973). Prior to that, she held executive positions at Citibank and the Singer Company. Ms. Franklin currently serves on the board of directors of Aetna Inc., The Dow Chemical Company, GenVec, Inc. and Milacron, Inc., although Ms. Franklin does not intend to seek re-election to the Board of Directors of Milacron, Inc. when her current term on that board expires in May 2005. Ms. Franklin is Chairman of the Economic Club of New York, a trustee of the Financial Accounting Foundation, and a member of the Board of Directors of the National Association of Corporate Directors. She is a past director of the Nasdaq Stock Market, Inc. and the American Institute of CPAs. She was named Director of the Year by the National Association of Corporate Directors (2000), one of Board Alert’s Outstanding Directors (2003) and was awarded the John J. McCloy Award for her contributions to audit excellence. She graduated from the Pennsylvania State University with distinction and earned an MBA degree from Harvard Business School.

Mr. Macklin has been a director of the Company since July 1994. Mr. Macklin has been an independent financial advisor since 1992. He served as Chairman of the White River Corporation from 1994 to 1998. Formerly Deputy Chairman and Director of White Mountains Insurance Group, Inc., from 1987 through 1992 he was Chairman and Co-CEO for Hambrecht and Quist Group, an investment banking and venture capital firm. Previously, Mr. Macklin was President of the National Association of Securities Dealers, Inc., from 1970 through 1987. He also served as Chairman of National Clearing Corporation (1970 to 1975) and as a partner and member of the Executive Committee of McDonald & Company Securities, Inc., where he was employed from 1950 through 1970. Mr. Macklin serves on the Boards of Martek Biosciences Corporation, Overstock.com and is director, trustee or managing general partner, as the case may be, of 48 of the investment companies in the Franklin Templeton Group of Funds.

Dr. Milne was appointed a director effective April 1, 2005 to fill the vacancy created by the resignation of Melvin D. Booth from the Company’s Board of Directors and previously served on the Company’s Scientific Advisory Board from January 2004 until March 2005. From 1970 to July 2002, Dr. Milne held various management positions with Pfizer Corporation, including most recently Executive Vice President, Pfizer Global Research and Development and President, Worldwide Strategic and Operations Management. Dr. Milne was also a Senior Vice President of Pfizer Inc. and a member of the Pfizer Management Council. He was President of Central Research from 1993 to July 2002 with global responsibility for Pfizer’s Human and Veterinary Medicine Research and Development. Dr. Milne is currently a Venture Partner with Radius Ventures and also a director of Athersys, Inc., Charles River Laboratories, Inc., Conor Medsystems, Inc. and Mettler-Toledo International, Inc.

Ms. Wyatt has been a director of the Company since February 2002. Ms. Wyatt retired in December 2000 from Merck & Co., Inc. where she had headed Merck’s worldwide product and technology acquisition activities as Vice President of Corporate Licensing. Ms. Wyatt joined Merck in 1980 and was responsible for many of its major agreements. Previously she had been a consultant and an academic administrator responsible, for example, for the Harvard Business School’s first formal marketing of its executive education programs. She currently serves on the Board of Directors of Neose Technologies, Ariad Pharmaceuticals, The Medicines Company and on the Boards of Trustees of Randolph-Macon College and Sweet Briar College. Ms. Wyatt graduated with a bachelor of arts magna cum laude and Phi Beta Kappa from Sweet Briar College, earned a master’s degree in education from Boston University and a master’s degree in business administration with honors from The Harvard Business School.

The Board has determined that all members of the Board other than Dr. Hockmeyer and Mr. Mott qualify as “independent directors” within the meaning of the rules of the National Association of Securities Dealers, Inc. (the “NASD”).

Committees and Meetings

Committees of the Board of Directors consist of the Audit Committee, the Compensation and Stock Committee, the Corporate Governance and Nominating Committee, the Investment Committee, the Compliance Committee and the Executive Committee. The Board has determined that each Director who serves on the Compensation and Stock Committee, the Audit Committee and the Corporate Governance and Nominating Committee is an independent director within the meaning of the rules of the NASD. All of these committees operate under a written charter which sets the functions and responsibilities of that committee. A copy of the charter for each committee can be found on the Company’s website at www.medimmune.com. More information concerning each of the committees is set forth below.

The Audit Committee oversees matters relating to the adequacy of the Company’s controls and financial reporting process and the integrity of the Company’s financial statements, the Company’s compliance with legal requirements relating to financial disclosure, the qualifications and independence of the Company’s independent registered public accountants and the effectiveness of the Company’s internal audit function and independent registered public accountants. The Audit Committee also reviews audit plans and procedures, changes in accounting policies and the use of the independent registered public accountants for any non-audit services. In addition, the Audit Committee reviews any related party transactions involving the Company. The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of any complaints received by the Company regarding accounting, internal accounting controls or auditing matters and any confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Board has determined that Mr. Macklin, Dr. Barrett and Ms. Franklin qualify as “audit committee financial experts” as defined by the rules of the Securities and Exchange Commission (the “SEC”). The members of the Audit Committee are Mr. Macklin (Chairman), Dr. Barrett, Ms. Franklin and Ms. Wyatt. During 2004, the Audit Committee met nine times.

The Compensation and Stock Committee determines the compensation and benefits of all officers of the Company and establishes general policies relating to compensation and benefits of employees of the Company. The Compensation and Stock Committee is also responsible for administering the Company’s stock incentive plans in accordance with the terms and conditions set forth therein. The members of the Compensation and Stock Committee are Dr. Cavanaugh (Chairman), Dr. Barrett, Ms. Franklin and Mr. Macklin. During 2004, the Compensation and Stock Committee met five times.

The Corporate Governance and Nominating Committee oversees matters regarding the Company’s corporate governance and the composition and effectiveness of the Board of Directors. The Corporate Governance and Nominating Committee’s responsibilities include identifying, reviewing qualifications of and making recommendations with respect to potential nominees to fill open positions on the Board of Directors. The Corporate Governance and Nominating Committee also considers qualifications of nominees recommended by MedImmune stockholders. Any stockholder who wishes to recommend a nominee may do so by written submission to the Board of Directors care of the Corporate Secretary following the procedure described in the “Report of the Corporate Governance and Nominating Committee” section below. The members of the Corporate Governance and Nominating Committee are Dr. Cavanaugh (Chairman), Ms. Franklin and Mr. Macklin. During 2004, the Corporate Governance and Nominating Committee met three times.

The Investment Committee is responsible for overseeing the Company’s investment portfolio. The Investment Committee reviews the Company’s investment policy, oversees the performance of MedImmune Ventures, Inc. and evaluates the performance of the Company’s investment portfolio. The members of the Investment Committee are Ms. Franklin (Chairman), Mr. Macklin and Mr. Mott. During 2004, the Investment Committee met one time.

The Compliance Committee oversees compliance by the Company with laws and regulations relating to the research, development, manufacture and marketing of the Company’s products. The members of the Compliance Committee are Dr. Barrett (Chairman), Dr. Baltimore, Ms. Wyatt and, until his resignation from the Board of Directors, Mr. Melvin D. Booth. During 2004, the Compliance Committee met three times.

The Executive Committee is responsible for matters which may arise from time to time between regular meetings of the Board of Directors. The members of the Executive Committee are Dr. Hockmeyer (Chairman), Dr. Barrett, Dr. Cavanaugh, Mr. Macklin, and Mr. Mott. During 2004, the Executive Committee did not meet.

During 2004, the Board of Directors met seven times. All members of the Board attended more than 75% of the 2004 meetings of the Board and the Committees on which they serve, except for Mr. Macklin who attended 73% of the 2004 meetings of the Board and the Committees on which he serves.

Report of the Corporate Governance and Nominating Committee

The Board of Directors appoints the Corporate Governance and Nominating Committee (the “Governance Committee”) each year. The primary function of the Governance Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to matters of corporate governance and the composition and effectiveness of the Board of Directors. To that end, the Governance Committee has adopted a written set of Corporate Governance Guidelines for the Company to follow. A copy of the Corporate Governance Guidelines can be found on the Company’s website at www.medimmune.com.

The Governance Committee utilizes a variety of methods for identifying and evaluating potential nominees to the Board of Directors. Recommendations may come from current Board members, professional search firms, members of management, stockholders or other persons. In assessing the qualifications of potential nominees, the Governance Committee may rely on personal interviews or discussions with the candidate and others familiar with the candidate’s professional background, on third-party background and reference checks and on such other due diligence information as is reasonably available. The Governance Committee must be satisfied that the candidate possess the highest professional and personal ethics and values and has broad experience at the policy-making level in business, government, education or public interest before the Governance Committee would recommend a candidate as a nominee to the Board of Directors.

As discussed elsewhere in this proxy statement, Mr. Booth resigned from the Board of Directors and, based on the recommendation of the Governance Committee, Dr. Milne was appointed by the Board of Directors to fill the vacancy created by that resignation effective as of April 1, 2005. Dr. Milne served as a member of the Company’s scientific advisory board from January 2004 until March 2005 and was introduced to the Governance Committee by Mr. Mott. In forming its recommendation, the Governance Committee considered several criteria in accordance with the general policy described above, including the impressions of the members of the Governance Committee following an interview with Dr. Milne, a review of Dr. Milne’s curriculum vitae describing his significant professional experience in the industry at both the management and director levels, third-party background and reference checks similar to those conducted for Company employees and discussions with Mr. Mott related to Dr. Milne’s service on the Company’s scientific advisory board. Based on its review, it was the Governance Committee’s unanimous recommendation that Dr. Milne be nominated to fill the vacancy created by Mr. Booth’s resignation and that Dr. Milne be recommended to the shareholders for election at the next annual shareholder meeting.

Any stockholder wishing to have a candidate considered by the Governance Committee should submit the following written information to our Corporate Secretary:

•       the name and the contact information of, and the number of shares of MedImmune common stock held by, the person submitting the candidate;

•       the name and contact information of the candidate;

•       a resume of the candidate’s educational and professional experience and list of references;

•       a statement setting forth any relationship between the candidate and any customer, supplier, competitor, employee or director of the Company or between the candidate and the stockholder proposing the candidate; and

•       a signed consent of the candidate to background and reference checks as part of the evaluation process, to being named in a proxy statement (if determined advisable by the Governance Committee) and to serving on the Board of Directors if nominated and elected.

As part of its corporate governance oversight, the Governance Committee has established a mechanism by which stockholders may communicate with the Board of Directors. Stockholders may do so by writing to the Board of Directors c/o the Corporate Secretary at the Company’s corporate headquarters. In addition, the Governance Committee has adopted a policy stating that members of the Board of Directors are expected to attend annual meetings of the Company’s stockholders. At the Company’s 2004 annual meeting of stockholders, all members of the Board of Directors were in attendance.

James H. Cavanaugh, Ph.D.
Barbara Hackman Franklin
Gordon S. Macklin

Global Standards of Business Conduct and Ethics

The Company has adopted Global Standards of Business Conduct and Ethics which are applicable to all directors and employees of the Company, including the Principal Executive Officer, the Principal Financial Officer and the Principal Accounting Officer. The Global Standards meet the criteria for a “code of ethics” under the SEC rules and “code of conduct” under the rules of the NASD. The Global Standards are available on the Company’s website (www. medimmune.com).

Report of the Compensation and Stock Committee

The Board of Directors appoints the Compensation and Stock Committee (the “Compensation Committee”) each year. The primary function of the Compensation Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to compensation of the Company’s executives.

Compensation of the Company’s executives is subject to review and approval by the Compensation Committee. In determining the compensation to be paid to the Company’s executive officers for 2004, the Compensation Committee employed compensation policies designed to align such compensation with the interests of the Company’s stockholders and to relate it to overall corporate performance. These policies are intended to attract and retain executives whose abilities are critical to the long-term success of the Company, to support a performance-oriented environment that rewards achievement of internal corporate goals and to reward executives for the enhancement of stockholder value.

The primary components of the compensation of each executive officer, including the Chief Executive Officer, are base salary, cash bonus awards and stock incentive grants, as described below:

Base salaries of the executive officers are targeted to be within the competitive range among biotechnology companies similar to the Company. The Compensation Committee utilizes the annual survey report of approximately 600 companies prepared by Towers Perrin, an independent compensation consulting firm, for this purpose as well as publicly available data from peer companies. The base salaries of certain executive officers are subject to certain minimums set forth in individual employment agreements.

Cash bonuses are designed to provide recognition based on individual and company performance in achieving the Company’s annual business goals. The Compensation Committee makes the determination as to bonus awards for each year at its first meeting following the end of each such year based on the subjective evaluation of the contributions of each executive officer toward the achievement of the Company’s annual business goals for that year.

Stock incentive grants, which may include stock options, stock appreciation rights, restricted stock awards, stock units, stock awards and performance-based compensation awards under Section 162(m) of the Internal Revenue Code, are intended to provide the most meaningful component of executive compensation. They provide compensation in a manner that is intrinsically related to long-term stockholder value because they are linked to the value of the Company’s common stock. Historically, the Company has relied solely on stock options as a means of providing equity incentives for its executives. However, the Company’s 2004 Stock Incentive Plan approved by the Company’s stockholders last year enables the grant of all of the forms of equity-based compensation referred to above. Stock options granted by the Company to its executives generally become exercisable in equal quarterly installments over a four-year period following the date of grant. Stock options remain exercisable for 10 years from the date of grant unless the optionee’s employment with the Company is terminated.

The Compensation Committee believes that periodic stock incentive grants are appropriate, particularly in view of the absence of a Company-sponsored long-term incentive or defined benefit pension plan. Periodic awards of stock incentives are granted to executives at the discretion of the Compensation Committee, based on the value of incentives being granted in light of an executive’s expected contribution to the Company’s strategic and product development goals. The Compensation Committee also takes into account the value and number of shares of stock underlying prior stock incentive grants. The Compensation Committee intends to continue evaluating the appropriate form of stock incentives, particularly in light of the new accounting standards requiring expensing of stock options that are to become effective in 2005.

The business goals upon which cash bonuses and stock incentive grants are based generally include developing product candidates through the research, development, regulatory approval, manufacturing and commercialization process; growing the business through suitable business acquisitions; and establishing strategic alliances with corporate partners and research institutions to leverage the Company’s resources and to expand its research and development pipeline. For 2004, the Company’s business goals also included expanding the market presence and sales of the Company’s products approved for marketing, further advancing the development, manufacture and marketing of new therapeutic and vaccine products and continuing to recruit and train the Company’s scientific, marketing and manufacturing teams.

The Compensation Committee based the 2004 compensation of the Chief Executive Officer and the Company’s other executive officers on the policies described above as well as a report describing industry executive compensation prepared by Towers Perrin. Towers Perrin was retained generally to review the Company’s executive compensation program and, in particular, to conduct an overview of market trends in executive pay, perform a competitive compensation analysis for the Company’s Chief Executive Officer and the Company’s other executive officers and conduct a review of the design of the Company’s long-term incentive program. Towers Perrin compared the compensation of the Company’s Chief Executive Officer with top biotechnology companies and with biotechnology and pharmaceutical companies as a whole and concluded that the Company’s Chief Executive Officer is, in general, paid in a range that is competitive when compared with each of these peer groups. Towers Perrin also evaluated the compensation of the other executive officers against the same two peer groups (to the extent applicable counterparts could be identified) and concluded that the compensation of the other executive officers was generally close to the median of the biotechnology and pharmaceutical companies as a whole and below that of other top biotechnology companies.

Accordingly, the base salaries of the Chief Executive Officer and the Company’s other executive officers generally increased in 2004 commensurate with their increased responsibilities and the growth of the Company’s operations. Also in 2004, new stock option grants were made to the executive officers, including the Chief Executive Officer, by the Compensation Committee, with the number of stock options granted to each officer based on such officer’s expected contributions to the Company’s strategic and product development goals for 2004 and beyond, consistent with the policies set forth above. The cash bonuses paid to the executive officers, including the Chief Executive Officer, related to their performance in 2004 were based on the Compensation Committee’s assessment of each executive officer’s achievement during 2004 of individual productivity and performance goals consistent with the Company’s 2004 business goals. See the section captioned “Executive Compensation” below.

A federal tax law disallows corporate deductibility for certain compensation paid in excess of $1 million to the Chief Executive Officer and the four other most highly paid executive officers of publicly held companies. “Performance-based compensation,” as defined in the tax law, is not subject to the deductibility limitation provided certain stockholder approval and other requirements are met. The Company believes that the stock incentives granted in 2004 and prior years satisfied the requirements of federal tax law and thus compensation recognized in connection with such awards should be fully deductible. The Compensation Committee reserves the authority to award non-deductible compensation in other circumstances as it deems appropriate.

James H. Cavanaugh, Ph.D.
M. James Barrett, Ph.D.
Barbara Hackman Franklin
Gordon S. Macklin

Executive Compensation

Summary Compensation Table

The following table summarizes the salary paid and option awards granted by the Company to David M. Mott (the Company’s Chief Executive Officer) and the other four most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”) during each of the last three years as well as the bonus paid in respect of the Named Executive Officer’s performance for each such year.

				Long-Term
		Annual Compensation		Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards (#)
David M. Mott	2004	941,667	1,000,000	750,000
Chief Executive Officer, President	2003	891,667	600,000	750,000
and Vice Chairman of the Board	2002	833,333	1,200,000	750,000
Wayne T. Hockmeyer, Ph.D.	2004	520,833	300,000	200,000
Founder and Chairman of the Board;	2003	875,000	75,000	125,000
President, MedImmune Ventures, Inc.	2002	1,000,000	0	250,000
James F. Young, Ph.D.	2004	545,833	400,000	200,000
President, Research and Development	2003	520,833	325,000	250,000
	2002	488,333	450,000	250,000
Armando Anido, R.Ph.	2004	358,333	190,000	70,000
Executive Vice President, Sales and Marketing	2003	346,667	125,000	160,000
	2002	327,500	275,000	160,000
Edward M. Connor, M.D.	2004	335,000	210,000	100,000
Executive Vice President	2003	298,333	140,000	90,000
and Chief Medical Officer	2002	280,417	165,000	90,000

Option Grants in 2004

The following table sets forth information relating to the grant of stock options by the Company during 2004 to the Named Executive Officers.

	Individual Grants
	Number of Securities Underlying	% of Total Options Granted to Employees	Exercise or Base		Grant Date Value
	Options	in Fiscal	Price	Expiration	Grant Date
Name	(#)(1)	2004	($/sh)	Date	Present Value ($)
David M. Mott	750,000	15.23	23.45	3/4/2014	8,286,375	(2)
Wayne T. Hockmeyer, Ph.D.	200,000	4.06	23.45	3/4/2014	2,209,700	(2)
James F. Young, Ph.D.	200,000	4.06	23.45	3/4/2014	2,209,700	(2)
Armando Anido, R.Ph.	70,000	1.42	23.45	3/4/2014	773,395	(2)
Edward M. Connor, M.D.	75,000	1.52	23.45	3/4/2014	828,638	(2)
	25,000	0.51	23.13	8/25/2014	266,010	(3)

(1)          Granted options become exercisable in equal quarterly installments over a four-year period following the date of grant.

(2)          The fair value of each option grant was estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate—2.79%; expected life of options—5 years; expected stock price volatility—51%; and expected dividend yield—0%.

(3)          The fair value of this option grant was estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate—3.47%; expected life of options—5 years; expected stock price volatility—48%; and expected dividend yield—0%.

Aggregated Option Exercises in 2004 and Fiscal Year-End Values

The following table sets forth information relating to the exercise of stock options by the Named Executive Officers during 2004, the number of shares covered by stock options held by them at December 31, 2004 and also shows the value of their “in-the-money” options (market price of the Company’s stock less the exercise price) at that date.

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options Held at December 31, 2004 (#)		Value of Unexercised In-the-Money Options at December 31, 2004 ($)
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
David M. Mott	0	0	3,199,448	1,312,500	12,942,387	2,230,313
Wayne T. Hockmeyer, Ph.D.	0	0	1,463,437	326,563	6,639,156	594,750
James F. Young, Ph.D.	0	0	1,449,265	396,875	7,554,014	594,750
Armando Anido, R.Ph.	0	0	723,750	206,250	48,038	208,163
Edward M. Connor, M.D.	69,996	1,579,145	541,248	177,752	7,612,207	327,539

Employment Agreements

The Company has entered into employment agreements (the “Employment Agreements”) with each of Mr. Mott, Dr. Hockmeyer, Dr. Young, Mr. Anido and Dr. Connor. The term of employment under the Employment Agreements runs until August 15, 2005 (October 1, 2005, in the case of Dr. Hockmeyer), subject to earlier termination as provided in the Employment Agreements. Mr. Mott’s, Dr. Young’s, Mr. Anido’s and Dr. Connor’s agreements renew automatically for additional one year terms unless either party gives notice of the intent not to renew. The Employment Agreements provide for a base salary of each executive during the term of the Employment Agreements, with such base salary to be reviewed for possible increase each year by the Compensation and Stock Committee. The current base salaries for each (last adjusted as of February 16, 2005), are $1,000,000 for Mr. Mott, $550,000 for Dr. Hockmeyer, $575,000 for Dr. Young, $400,000 for Mr. Anido and $400,000 for Dr. Connor. Under the Employment Agreements, each executive (a) will have an opportunity to earn an annual cash bonus based upon pre-determined performance standards of the Company, (b) will be entitled to participate in such employee benefit and fringe benefit plans or programs as are made available from time to time to similarly situated executives of the Company and (c) will be eligible for the grant of stock options, as determined in the sole discretion of the Compensation Committee.

The Employment Agreements include provisions that are effective upon the termination of employment of the executive under certain circumstances. In the event that such a termination by the Company constitutes a “termination without cause” (as defined in the Employment Agreements), the executive will be entitled to (a) accrued but unpaid compensation and benefits, (b) continued payment of base salary plus a pro rata bonus amount for a period of two years (or one year in the case of each of Mr. Anido and Dr. Connor) and (c) continued benefit coverage for two years (or one year in the case of each of Mr. Anido and Dr. Connor), except for Dr. Hockmeyer, who is entitled to lifetime benefit coverage. In the event that the executive resigns or his termination of employment constitutes a “termination for cause” (as defined in the Employment Agreements), he will be entitled to accrued but unpaid compensation and benefits. In the event the executive is terminated on account of death or “disability” (as defined in the Employment Agreements), he will be entitled to (a) accrued but unpaid compensation and benefits, (b) a lump-sum payment equal to one year of base salary and (c) in the case of “disability,” continuation of medical benefit coverage for one year, except for Dr. Hockmeyer, who is entitled to lifetime benefit coverage.

If the termination of employment of the executive constitutes a “termination without cause,” or a resignation for “good reason,” following a “change of control” of the Company (as defined in the Employment Agreements), he will be entitled to (a) accrued but unpaid compensation and benefits, (b) a lump sum payment equal to the executive’s base salary (as in effect immediately prior to such termination) plus a pro rata bonus amount for three years (or two years in the case of each of Mr. Anido and Dr. Connor) as set forth in the Employment Agreements, discounted to present value from the dates such payments would be made if paid on a semi-monthly basis and (c) continuation of the medical benefits coverage for a period of three years (or two years in the case of each of Mr. Anido and Dr. Connor), except for Dr. Hockmeyer, who is entitled to lifetime benefit coverage. In the event that Dr. Hockmeyer’s, Mr. Mott’s or Dr. Young’s termination of employment constitutes a “termination without cause” or a resignation for “good reason” within six months following a “change in control” of the Company, such executives shall retain the right to exercise any options to purchase shares of the Company’s stock until the earlier of (a) three years following the date of such termination or (b) the expiration of the original full term of each such option.

Upon a “change in control” of the Company, all options to purchase the Company stock held by Dr. Hockmeyer, Mr. Mott and Dr. Young will become fully vested and exercisable. In the event that any payment under the Agreements constitutes an excess parachute payment under Section 280G of the Internal Revenue Code (the “Code”), the executive will be entitled to additional gross-up payments such that the net amount retained by the executive after deduction of any excise taxes and all other taxes on the gross-up payments will be equal to the net amount that would have been retained from the initial payments under the Employment Agreements.

The Employment Agreements all include certain restrictive covenants for the benefit of the Company relating to non-disclosure by the executives of the Company’s confidential business information, the Company’s right to inventions and intellectual property, nonsolicitation of the Company’s employees and customers and noncompetition by the executives with the Company’s business. In the event that, subsequent to termination of employment, an employee breaches any of the restrictive covenants or directly or indirectly makes any adverse public statement or disclosure with respect to the business or securities of the Company, all payments and benefits to which the employee may otherwise be due under these agreements shall immediately terminate and be forfeited.

The Employment Agreements have been included in the Company’s filings with the Securities and Exchange Commission as referenced by item numbers 10.16, 10.17, 10.19, 10.20 and 10.21 of the Exhibit Index to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Director Compensation

As compensation for serving on the Board, members of the Board who are not employees of the Company receive an annual retainer of $15,000 plus $2,500 for chairing a Board committee as well as fees of $2,500 for attending Board meetings, $1,000 for attending meetings of Board committees of which the director is a member and reimbursement of related expenses. Directors may also be compensated for special assignments delegated by the Board of Directors. The Company also has a 2003 Non-Employee Directors Stock Option Plan, pursuant to which options for 30,000 shares are granted to each non-employee director upon commencement of service on the Board and options for 30,000 shares are generally granted to each non-employee director on June 30 of each year of continued service on the Board.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004 with respect to shares of MedImmune common stock that may be issued under our equity compensation plans.

	A		B	C
Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares in Column A)
Equity Compensation Plans Approved by Securities Holders:
MedImmune Plans(1)	28,541,510	(2)	$33.12 (2)	17,042,907 (3)
Plans Acquired through Acquisitions(4)	787,728		$31.80	0
Equity Compensation Plans Not Approved by Securities Holders:
MedImmune Plans	0		0	0
Plans Acquired through Acquisitions(5)	1,339,524		$29.70	0
Total	30,668,762		$32.94

(1)          Consists of the 2004 Stock Incentive Plan, the 2003 Non-Employee Directors Stock Option Plan, the 1993 Non-Employee Directors Stock Option Plan, the 1999 Stock Option Plan, the 1991 Stock Option Plan and the 2001 Employee Stock Purchase Plan (the “ESPP”). These values are as of December 31, 2004 and do not reflect any adjustment for the proposed amendment to the 2004 Stock Incentive Plan described in Proposal 2 below.

(2)          Excludes shares available for future issuance under the ESPP.

(3)          Includes shares available for future issuance under the ESPP. As of December 31, 2004, 2,359,908 shares of MedImmune common stock were available for issuance under the ESPP.

(4)          Consists of the U.S. Bioscience, Inc. 1992 Stock Option Plan, the U.S. Bioscience, Inc. 1996 Non-Employee Directors Stock Plan, the Aviron 1992 Stock Option Plan and the Aviron 1996 Equity Incentive Plan.

(5)          Consists of the U.S. Bioscience, Inc. Non-Executive Stock Option Plan, the Aviron 1999 Non-Officer Equity Incentive Plan and options issued by Aviron outside of any plan. See Note 13 to the consolidated financial statements included in the Company’s 2004 Annual Report.

Performance Graph

The chart set forth below shows the cumulative return on an investment of $100 on December 31, 1999, in each of MedImmune’s common stock, the Standard & Poor’s 500 Composite Stock Index (the “S&P 500”), and the Nasdaq Pharmaceutical Stocks Total Return Index (the “Nasdaq Pharmaceutical Index”). All values assume reinvestment of the pre-tax value of dividends paid by companies included in these indices and are calculated as of December 31 of each year. MedImmune’s share prices have been adjusted to reflect a three-for-one stock split effected by the Company in June 2000. The S&P 500, of which the Company is a member, is one of the most widely used benchmarks of U.S. equity performance and consists of 500 stocks chosen for market size, liquidity, and industry group representation. It is a market-value weighted index (stock price times number of shares outstanding), with each stock’s weight in the index proportionate to its market value. The Company has selected the Nasdaq Pharmaceutical Index, which is calculated and supplied by Nasdaq, as the appropriate published industry index for this comparison. The Nasdaq Pharmaceutical Index, which is comprised of approximately 300 companies, includes MedImmune among many other biotechnology companies. The stock price performance on the graph below is not necessarily indicative of future price performance.

*       $100 invested on 12/31/99 in stock or index including reinvestment of dividends. Fiscal year ending December 31.

Date	MedImmune	S&P 500	Nasdaq Pharmaceutical Index
Dec-99	100.00	100.00	100.00
Dec-00	86.25	90.89	120.50
Dec-01	83.83	80.09	109.11
Dec-02	49.14	62.39	72.38
Dec-03	45.90	80.29	104.08
Dec-04	49.03	89.02	111.76

Report of the Audit Committee

The Board of Directors appoints the Audit Committee each year. The mission of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements.

As set forth in its charter, the Audit Committee’s role is one of oversight. The mission of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, and encompasses: the integrity of the Company’s financial statements; the Company’s compliance with legal requirements relating to financial disclosure; the qualification and independence of the Company’s independent registered public accountants; and the effectiveness of the Company’s internal audit function and independent registered independent accountants. The Company’s management is responsible for preparing the Company’s financial statements and the independent registered public accountants are responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The Company’s management is also responsible for maintaining effective internal controls over financial reporting and for making an assessment of the effectiveness of internal controls over financial reporting on an annual basis, and the independent registered public accountants are responsible for expressing opinions on management’s assessment and on the effectiveness of the Company’s internal controls over financial reporting.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the Company’s independent registered public accountants, the Company’s financial statements for the year ended December 31, 2004, the Company’s assessment as of December 31, 2004 of the effectiveness of internal controls over financial reporting, and the opinions of PricewaterhouseCoopers concerning the Company’s 2004 consolidated financial statements and internal controls over financial reporting as of December 31, 2004. The Audit Committee also discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as well as the independence of PricewaterhouseCoopers from the Company and its management. PricewaterhouseCoopers provided the Audit Committee the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also received from PricewaterhouseCoopers written confirmations with respect to the non-audit services provided to the Company by PricewaterhouseCoopers and considered whether the provision of such non-audit services was compatible with maintaining PricewaterhouseCoopers’ independence.

The members of the Audit Committee are not professional accountants or auditors and, in performing their oversight role, rely without independent verification on the information and representations provided to them by management and PricewaterhouseCoopers. Accordingly, the Audit Committee’s oversight does not provide an independent basis to certify that the integrated audit of the Company’s financial statements and internal control over financial reporting has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with accounting principles generally accepted in the United States, that the Company’s internal controls over financial reporting were effective as of December 31, 2004 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), or that PricewaterhouseCoopers is in fact “independent.”

Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company be included in the Company’s Annual Report to Stockholders and its Annual Report on Form 10-K filed with the Securities and Exchange Commission and determined, subject to ratification by the Company’s stockholders, to retain PricewaterhouseCoopers as independent registered public accountants to conduct an integrated audit of the Company’s 2005 consolidated financial statements and internal control over financial reporting as of and for the year ending December 31, 2005.

Gordon S. Macklin
M. James Barrett, Ph.D.
Barbara Hackman Franklin
Elizabeth H.S. Wyatt

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires MedImmune’s directors and executive officers to file reports of ownership and changes in ownership of MedImmune common stock with the Securities and Exchange Commission, with a copy delivered to the Company. Based on a review of the Section 16(a) reports furnished to the Company and written representations from the executive officers and directors, MedImmune believes that its officers and directors complied on a timely basis with reporting requirements applicable to them for transactions during 2004, except for (a) Forms 4 filed on March 10, 2004 relating to the issuance of stock options as of March 4, 2004 for each of Dr. Hockmeyer, Mr. Mott, Dr. Young, Mr. Anido, Dr. Connor and Ms. Lota S. Zoth (the Company’s Senior Vice President and Chief Financial Officer) and (b) a Form 4 filed on September 9, 2004 relating to the issuance of stock options as of August 25, 2004 to Dr. Connor.

Certain Relationships and Related Party Transactions

The Company employs two individuals who are related to directors or executive officers of the Company. Specifically, John T. Hockmeyer, the son of Wayne T. Hockmeyer, Ph.D. (Founder and Chairman; President, MedImmune Ventures; and former Chief Executive Officer), has been an employee in the Company’s sales and marketing group since 1996 and Richard L. Heddens, the brother-in-law of James F. Young, Ph.D. (President, Research and Development), has been employed by the Company as a sales representative since 2000. The total value of the compensation received by John Hockmeyer in 2004, inclusive of salary, bonus, fair value of stock options at grant and employer-paid benefits was approximately $182,000. The total value of the compensation received by Mr. Heddens in 2004, inclusive of salary, commissions, fair value of stock options at grant and employer-paid benefits was approximately $92,000. The salary, bonus and, in the case of Mr. Heddens, commission amounts received by each of these individuals is commensurate with amounts paid to similarly situated employees in the Company and the employer-paid benefits received by these individuals are offered to all other similarly situated employees in the Company. Dr. Hockmeyer does not review John Hockmeyer’s performance or compensation and Dr. Young does not review Mr. Heddens’s performance or compensation.

Mr. Melvin D. Booth served as a director of the Company from November 1998 until April 1, 2005, the President and Chief Operating Officer of the Company from October 1998 through December 2003, in a part-time capacity reporting to Mr. Mott from January 1, 2004 through April 1, 2005, and is now serving in a part-time capacity reporting to Dr. Hockmeyer. The Company had entered into a Part-Time Employment Agreement with Mr. Booth effective as of January 1, 2004 which, by its terms, would have expired as of December 31, 2004, but which was subsequently amended to terminate as of June 30, 2005. Under that agreement, in exchange for assisting the Company with on-going business relationships, operational issues and transition activities, Mr. Booth received a salary of $50,000 and was entitled to participate in employee benefit programs of the Company and receive other fringe benefits available to other part-time employees. Mr. Booth was also eligible to receive additional amounts if he served, at the Company’s request, on the board of directors of a company in which MedImmune Ventures, Inc. had made an investment, but no such requests were made. The Part-Time Employment Agreement has been superceded as of April 1, 2005 by a letter agreement between Mr. Booth and the Company pursuant to which Mr. Booth will continue in a part-time capacity until March 31, 2006, but will instead report to Dr. Hockmeyer (in his capacity as President, MedImmune Ventures, Inc., the Company’s venture capital subsidiary) and primarily assist in the review of potential investments. Under the terms of this letter agreement, Mr. Booth will receive an annual salary of $50,000 and is additionally eligible to receive $30,000 for each of up to four boards of directors positions of companies in which MedImmune Ventures has made investments (compensation otherwise payable to Mr. Booth by any such company for board service will be paid instead to MedImmune Ventures). The letter agreement provides for equipment and supplies for Mr. Booth to perform his employment functions as well as additional amounts if the number of hours worked exceeds 16 hours per month, but does not provide for other fringe benefits.

The Company, through its wholly owned subsidiary, MedImmune Ventures, Inc., invests from time to time in biotechnology or pharmaceutical companies seeking venture capital financing. Three members of the Company’s Board of Directors are partners in unrelated venture capital firms that also invest in biotechnology or pharmaceutical companies and, on occasion, funds managed by two of those venture capital firms have invested in the same companies as MedImmune Ventures. Although no such investments were made in 2004, MedImmune Ventures continues to hold minority equity positions in three such companies in which one or the other of those venture capital firms has also invested. No member of the Board of Directors of the Company received any fee or other compensation from the Company as a result of such transactions.

PROPOSAL 2—APPROVAL OF AMENDMENT TO THE 2004 STOCK INCENTIVE PLAN

On February 17, 2005, the Board of Directors adopted an amendment to the Company’s 2004 Stock Incentive Plan (the “2004 Plan”), subject to stockholder approval, to transfer 2,000,000 shares currently allocated to the Company’s 1999 Stock Option Plan previously approved by stockholders (the “1999 Plan”) to the 2004 Plan and to further increase the number of shares subject to the 2004 Plan by 6,000,000 shares, which would, taken together, increase the maximum number of shares of common stock authorized for issuance under the 2004 Plan by 8,000,000, from 13,000,000 to 21,000,000. In addition, if this proposal is approved, the number of shares that may be subject to awards of restricted stock, stock units and stock awards will be increased from 3,000,000 shares to 6,000,000 shares.

After receipt of stockholder approval last year, the 2004 Plan became the primary form of providing equity-based compensation to its participants and largely replaced the 1999 Plan except with respect to a limited number of awards available for issuance under the 1999 Plan to employees in the United Kingdom. As of December 31, 2004, there were 2,364,203 shares available for grant under the 1999 Plan. Assuming stockholder approval of this amendment, there will still be a small number of shares available for grant under the 1999 Plan, all of which would be intended to be used for awards to employees in the United Kingdom.

If this amendment is not approved, the maximum number of shares of common stock authorized for issuance under the 2004 Plan will remain at 13,000,000, and 2,000,000 of the shares currently authorized for issuance under the 1999 Plan will remain issuable under the 1999 Plan.

The following is a summary of the material features of the 2004 Plan, as well as the amendment proposed for approval.

Description of the 2004 Plan

Purpose.   The purpose of the 2004 Plan is to advance the interests of the Company and its stockholders by attracting, retaining and motivating key personnel of the Company upon whose judgment, initiative and effort the Company is largely dependent for the successful conduct of its business, and to encourage and enable such persons to acquire a proprietary interest in the Company by ownership of its stock.

Reservation of Shares.   Subject to stockholder approval of the proposed amendment to the 2004 Plan at the Annual Meeting, a total of 21,000,000 shares of common stock may be issued and sold under the 2004 Plan. If the proposed amendment is not approved by the stockholders, 13,000,000 shares of common stock may be issued and sold under the 2004 Plan. Shares of common stock issued and sold under the 2004 Plan may be either authorized but unissued shares or shares held in the Company’s treasury. The number of shares of common stock that may be subject to awards of restricted stock, stock units and stock awards shall be limited to 3,000,000 shares (6,000,000 shares, if this proposal is approved by stockholders). To the extent that any award payable in shares of common stock is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, the shares of common stock covered thereby will no longer be charged against the foregoing maximum share limitations and may again be made subject to awards under the 2004 Plan. In the event of recapitalizations, reclassifications or other specified events affecting the Company or the shares of common stock, appropriate and equitable adjustments may be made to the number and kind of shares of common stock available for grant, as well as to other maximum limitations, under the 2004 Plan and the number and kind of shares of common stock or other rights and prices under outstanding awards.

Administration.   The 2004 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee shall, to the extent deemed necessary or advisable by the Board, be constituted so each committee member will satisfy the requirements for (a) an independent director under rules adopted by the NASD, (b) a “nonemployee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and (c) an “outside director” under Section 162(m) of the Code. Subject to the limitations set forth in the 2004 Plan, the Compensation Committee has the authority to determine the persons to whom awards are granted, the types of awards to be granted, the time at which awards will be granted, the number of shares of common stock, units or other rights subject to each award, the exercise, base or purchase price of an award, the time or times at which the award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an award, and the duration of the award. The Compensation Committee will have the right, from time to time, to delegate to one or more executive officers of the Company the authority of the Compensation Committee to grant and determine the terms and conditions of awards, subject to certain limitations.

Eligibility.   Awards under the 2004 Plan may be granted to any current or prospective employee, officer, director, agent, consultant or advisor of the Company or any of its subsidiaries. Recipients of awards will be selected from time to time by the Compensation Committee in its sole discretion. As of March 31, 2005, the Company had 1,859 employees.

Stock Options.   Stock options granted under the 2004 Plan may be issued as either incentive stock options (within the meaning of Section 422 of the Internal Revenue Code (the “Code”), or as non-qualified options. The exercise price of an option will be determined by the Compensation Committee, provided that the exercise price per share will not be less than the fair market value of a share of common stock on the date of the grant of the option. The Compensation Committee will determine the vesting requirements and the term of exercise of each option, including the effect of termination of employment or service of a participant. The maximum term of a stock option will be ten years from the date of grant. To exercise an option, the participant must pay the exercise price, subject to specified conditions, in cash or in shares of common stock that have been held for at least six months, through a broker-assisted “cashless exercise,” by combination of any of the above methods or by such other method approved by the Compensation Committee, and must pay any required tax withholding amounts. For purposes of section 422 of the Code, the maximum value of shares of common stock (determined at the time of grant) that may be subject to incentive stock options that become exercisable by an employee in any one year is limited to $100,000. For purposes of Section 162(m) of the Code, the maximum number of shares of common stock that may be covered under options granted under the 2004 Plan to any individual in any calendar year is 3,000,000 shares of common stock.

Stock Appreciation Rights.   A stock appreciation right may be granted either in tandem with an option or without a related option. A stock appreciation right entitles the participant, upon exercise, to receive a payment based on the excess of the fair market value of a share of common stock on the date of exercise over the base price of the right (which may not be less than the fair market value of a share of common stock on the date of grant), multiplied by the number of shares of common stock as to which the right is being exercised. The maximum term of a stock appreciation right will be ten years from the date of grant. No more than 1,000,000 shares of common stock may be subject to stock appreciation rights granted under the 2004 Plan to any one participant during any calendar year. Stock appreciation rights may be payable in cash or in shares of common stock or in a combination of both.

Restricted Stock Awards.   A restricted stock award represents shares of common stock that are issued subject to restrictions on transfer and vesting requirements as determined by the Compensation Committee. Vesting requirements may be based on the continued employment of the participant for specified time periods and on the attainment of specified business performance goals established by the Compensation Committee. Subject to the transfer restrictions and vesting requirements of the award, the participant will have the rights of a stockholder of the Company, including all voting and dividend rights, during the restriction period, unless the Compensation Committee determines otherwise at the time of the grant. No more than 1,000,000 shares of common stock may be subject to awards of restricted stock granted under the 2004 Plan to any one participant during any calendar year.

Stock Units.   An award of stock units provides the participant the right to receive payment at the end of a vesting period based on the value of a share of common stock at the time of vesting. Stock units are subject to vesting requirements, restrictions and conditions to payment as the Compensation Committee determines are appropriate. Such vesting requirements may be based on the continued employment of the participant for a specified time period or on the attainment of specified business performance goals established by the Compensation Committee. Stock unit awards are payable in cash or in shares of common stock or in a combination of both. Stock units may also be granted together with related dividend equivalent rights. No more than 1,000,000 shares of common stock may be subject to awards of stock units granted under the 2004 Plan to any one participant during any calendar year.

Stock Awards.   A stock award represents shares of common stock that are issued free of restrictions on transfer and other incidents of ownership and free of forfeiture conditions. The Compensation Committee may, in connection with any stock award, require the payment of a specified purchase price.

Section 162(m) Awards.   The Compensation Committee may grant awards of restricted stock or stock units that are intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code. With respect to such awards, the Compensation Committee shall make all determinations necessary to establish the terms of the award within 90 days of the beginning of the performance period. Under Section 162(m), the terms of the award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the award, and must preclude discretion to increase the amount of compensation payable under the terms of the award (but may give the Compensation Committee discretion to decrease the amount of compensation payable). For each such award, the performance criteria upon which the payment or vesting may be based shall be limited to one or more of the following business measures, which may be applied with respect to the Company, any subsidiary or any business unit, and which may be measured on an absolute or relative to peer-group basis: (a) total stockholder return, (b) stock price increase, (c) return on equity, (d) return on capital, (e) revenue, (f) net income, (g) operating income, (h) earnings per share, (i) EBIT (earnings before interest and taxes) or EBITDA (earning before interest, taxes, depreciation and amortization), (j) cash flow, (k) the filing of a new drug application (“NDA”) or approval of an NDA by the Food and Drug Administration, (l) the launch of a new drug or (m) the successful completion of clinical trial phases.

Change In Control.   The Compensation Committee may, in an award agreement, provide for the effect of a “change in control” (as defined in the 2004 Plan) on an award. These provisions may include the acceleration of vesting of an award, the elimination or modification of performance or other conditions, the extension of the time for exercise or realizing gain from an award, the acceleration of payment, cash settlement of an award or other adjustments that the Compensation Committee considers appropriate.

Term; Amendment and Termination.   The term of the 2004 Plan is ten years. The Board may terminate or amend the 2004 Plan at any time, subject to stockholder approval under certain circumstances provided in the 2004 Plan. However, no termination or amendment of the 2004 Plan will adversely affect the rights under any previously granted award.

Foreign Jurisdictions.   The Compensation Committee may adopt, amend and terminate such arrangements and grant such Awards, not inconsistent with the intent of the 2004 Plan, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of foreign jurisdictions with respect to awards that may be subject to such laws. The terms and conditions of such awards may vary from the terms and conditions that would otherwise be required by the 2004 Plan solely to the extent the Compensation Committee deems necessary for such purpose.

2004 Option Awards

During fiscal 2004, stock options were issued under the 1999 Plan to the Company’s Named Executive Officers, as set forth in the table captioned “Option Grants in 2004” above (except in the case of Dr. Connor’s August 2004 stock option grant which was issued under the 2004 Plan). In addition, during 2004:

•       stock options were granted under the 1999 Plan and, following stockholder approval, the 2004 Plan, to all executive officers as a group to purchase 1,465,000 shares of common stock at an average weighted exercise price of $23.45 per share;

•       stock options were granted under the 1999 Plan and, following stockholder approval, the 2004 Plan, to all employees of the Company as a group (other than executive officers) to purchase 3,459,875 shares of common stock at an average weighted exercise price of $24.13 per share; and

•       stock options were granted under the Company’s 2003 Non-Employee Directors Stock Option Plan to all non-employee directors as a group to purchase 180,000 shares of common stock at an average weighted exercise price of $23.17 per share.

Certain stock option grants under the 2004 Plan to the Company’s Named Executive Officers were also issued to the Company’s Named Executive Officers in February 2005 as set forth in greater detail in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 23, 2005.

The terms and number of options or other awards to be granted in the future under the 2004 Plan are to be determined based upon the discretion of the Compensation Committee. Since no such determinations have yet been made and since the actual value of future awards will be based upon the future performance of the Company, the benefits or amounts that will be received by or allocated to the Company’s executive officers or other eligible employees cannot be determined at this time.

On March 31, 2005, the closing price on the Nasdaq National Market of the Company’s common stock was $23.81 per share.

U.S. Federal Income Tax Consequences.

The following summarizes the United States federal income tax consequences of awards under the 2004 Plan to participants who are subject to United States tax. The tax consequences of the 2004 Plan to the Company and participants in other jurisdictions is not summarized below. The United States federal income tax consequences are complex and subject to change. Recipients of awards under the 2004 Plan should consult their own tax advisors since a taxpayer’s particular situation may be such that some variation of the rules described below may apply.

Stock Options.   An optionee will not generally recognize taxable income upon the grant of a nonqualified stock option to purchase shares of common stock. Upon exercise of the option, the optionee will generally recognize ordinary income for federal income tax purposes equal to the excess of the fair market value of the shares of common stock over the exercise price. The tax basis of the shares of common stock in the hands of the optionee will equal the exercise price paid for the shares of common stock plus the amount of ordinary compensation income the optionee recognizes upon exercise of the option, and the holding period for the shares of common stock for capital gains purposes will commence on the day the option is exercised. An optionee who sells any of the shares of common stock acquired pursuant to the exercise of a nonqualified stock option will generally recognize capital gain or loss measured by the difference between the tax basis of the shares of common stock and the amount realized on the sale. The Company will be entitled to a federal income tax deduction equal to the amount of ordinary compensation income recognized by the optionee. The deduction will be allowed at the same time the optionee recognizes the income.

An optionee will not generally recognize income upon the grant of an incentive stock option to purchase shares of common stock and will not generally recognize income upon exercise of the option, provided the optionee is an employee of the Company or a subsidiary at all times from the date of grant until three months prior to exercise. If an optionee who has exercised an incentive stock option sells the shares of common stock acquired upon exercise more than two years after the grant date and more than one year after exercise, capital gain or loss will be recognized equal to the difference between the sales price and the exercise price. An optionee who sells the shares of common stock before the expiration of this holding period within two years will generally recognize ordinary income upon the sale, and the Company will be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

Other Awards.   The current United States federal income tax consequences of other awards authorized under the 2004 Plan are generally in accordance with the following: (a) stock appreciation rights are generally subject to ordinary income tax at the time of exercise; (b) restricted shares of common stock are generally subject to ordinary income tax at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant; (c) stock units are generally subject to ordinary income tax at the time of payment and (d) stock awards are generally subject to ordinary income tax at the time of grant. In each of the foregoing cases, the Company will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income. In addition, the federal tax treatment of certain awards may be affected by Section 409A of the Code, which became effective January 1, 2005.

Section 162(m).   Compensation of persons who are “covered employees” of the Company and whose compensation is otherwise deductible in the United States is subject to the tax deduction limits of Section 162(m) of the Code. Awards that qualify as “performance-based compensation” are exempt from Section 162(m), thus allowing the Company the full federal tax deduction otherwise permitted for such compensation. If approved by the Company’s stockholders, the 2004 Plan will enable the Compensation Committee to grant stock options and stock appreciation rights that will be exempt from the deduction limits of Section 162(m).

In order to allow the 2004 Plan to continue to provide long-term incentives to employees, the Board of Directors has authorized, subject to stockholder approval, the transfer of 2,000,000 shares from the 1999 Plan to the 2004 Plan and the further increase of the number of shares allocable to the 2004 Plan by 6,000,000, which would, taken together, increase the number of shares of common stock reserved under the 2004 Plan from 13,000,000 shares to 21,000,000 shares. As of March 31, 2005, all grants under the 2004

Plan were stock option grants, 7,971,472 shares remained available for grant under the 2004 Plan and 2,723,525 shares remained available for grant under the 1999 Plan.

The Board of Directors recommends a vote FOR approval of the amendment to the 2004 Stock Incentive Plan.

PROPOSAL 3—APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee approved the appointment of PricewaterhouseCoopers as independent registered public accountants for the 2005 fiscal year, subject to stockholder approval and ratification. The Audit Committee, in making its determination, reviewed the performance of PricewaterhouseCoopers in prior years as well as the firm’s reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PricewaterhouseCoopers in these respects.

PricewaterhouseCoopers has served as the Company’s independent registered public accountant since the Company’s inception. Representatives of PricewaterhouseCoopers will be present at the stockholders’ meeting and will have the opportunity to make such statements as they may desire. They will also be available to respond to appropriate questions from the stockholders present.

Fees and Services of PricewaterhouseCoopers LLP

The following table summarizes fees billed to the Company by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K for each of 2004 and 2003, review of the Company’s financial statements included in the Company’s Forms 10-Q for 2004 and 2003, respectively, and services that were provided by PricewaterhouseCoopers in connection with statutory and regulatory filings or engagements for those fiscal years, in each case as described in greater detail below:

	Worldwide Fees
Service	2004	2003
Audit fees(a)	$1,804,846	$888,386
Audit related fees(b)	240,635	309,537
Tax fees(c)	169,241	158,163
Other(d)	3,000	3,150
Total	$2,217,722	$1,359,236

(a)           Includes fees for the audit of our annual financial statements (including, for 2004, compliance testing related to internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002), statutory audits of foreign subsidiary financial statements, systems controls reviews and services associated with securities filings.

(b)          Includes fees for accounting research and consultation, assistance with Sarbanes-Oxley compliance-related matters, audits of employee benefit plans, and assistance with other transactions.

(c)           Includes fees for tax services relating to tax return preparation, consultation and expatriate services for our international subsidiaries, tax planning services, fees relating to our federal, state and local tax returns, transaction cost analysis and consultation relating to acquisitions.

(d)          Includes license fees for accounting research software.

The Audit Committee approves in advance all audit services, audit-related services, tax-related services and any other services provided by the Company’s independent registered public accountants, except that during 2003, the Audit Committee applied a de minimis exception and waived pre-approval of approximately $30,000 of tax fees incurred by one of the Company’s foreign subsidiaries. At the time, the Audit Committee was entitled to apply a de minimis exception for fees amounting to less than five percent of the total fees for that year, however the Audit Committee’s charter now requires that all services be approved in advance. The amount waived under the de minimis exception amounted to approximately two percent of total fees for 2003.

The Board of Directors recommends a vote FOR approval of the appointment of PricewaterhouseCoopers as independent auditors of the Company for the year 2005.

SECURITY OWNERSHIP

Principal Stockholders

The following table sets forth certain information, as of January 31, 2005 (except for information for Mr. Booth, which has been omitted since he is no longer a director, and as otherwise indicated below), regarding the beneficial ownership of Company common stock of each person known by the Company to be the beneficial owner of more than five percent of the outstanding common stock, each of the directors of the Company, each of the Named Executive Officers and all executive officers and directors of the Company as a group. Unless otherwise specified, the address of each named beneficial owner is c/o the Company, One MedImmune Way, Gaithersburg, Maryland 20878.

	Beneficial Ownership
Name	Number of Shares	Percent
T. Rowe Price Associates, Inc.(1) 100 E. Pratt Street Baltimore, MD 21202	22,246,710	8.9%
Wayne T. Hockmeyer, Ph.D.(2)	1,509,375	*
David M. Mott(2)	3,577,216	1.4%
David Baltimore, Ph.D.(2)	12,060	*
M. James Barrett, Ph.D.(2)	106,000	*
James H. Cavanaugh, Ph.D.(2)(3)	247,428	*
Barbara Hackman Franklin(2)	149,925	*
Gordon S. Macklin(2)	235,000	*
George M. Milne, Jr., Ph.D.(4)	0	*
Elizabeth H.S. Wyatt(2)	46,000	*
James F. Young, Ph.D.(2)	1,558,904	*
Armando Anido, R.Ph.(2)	758,972	*
Edward M. Connor, M.D.(2)	460,875	*
All executive officers and directors as a group (15 persons)(2)(3)(4)	8,928,240	3.6%

*                    Less than one percent.

(1)          Based on an amendment to Schedule 13G dated February 14, 2005. The Company has been advised that these securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. Price Associates has communicated to the Company that for purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities, but that it expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)          Includes shares of common stock issuable upon exercise of options vesting prior to April 1, 2005 as follows: Dr. Hockmeyer, 1,499,375 shares; Mr. Mott, 3,386,948 shares; Dr. Baltimore, 7,500 shares; Dr. Barrett, 105,000 shares; Dr. Cavanaugh, 75,000 shares; Ms. Franklin, 145,000 shares; Mr. Macklin, 225,000 shares; Ms. Wyatt, 45,000 shares; Dr. Young, 1,508,640 shares; Dr. Connor, 460,875 shares; Mr. Anido, 757,500 shares; and all officers and directors as a group, 8,477,400 shares.

(3)          Includes 88,590 shares owned directly by Dr. Cavanaugh and 83,838 shares owned by a partnership of which Dr. Cavanaugh is a general partner.

(4)          As of April 1, 2005, the date of Dr. Milne’s appointment to the Board.

OTHER MATTERS

The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described in this Proxy Statement. Other business may properly come before the meeting and, in that event, it is the intention of the Proxy Committee to vote as recommended by the Company.

Proxy Solicitation

The solicitation of proxies is being conducted by the Company, which will bear the cost of these solicitations. The Company will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. The Company expects to solicit proxies primarily by mail, but directors, officers, and other employees of the Company may also solicit in person, by telephone, by facsimile, or by mail. The Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. MacKenzie Partners, Inc. will solicit proxies by personal interview, telephone, facsimile, and mail. It is anticipated that the fee for those services will not exceed $5,000 plus reimbursement of customary out-of-pocket expenses.

Deadline for Submission of Stockholder Proposals for Next Year’s Annual Meeting

The proxy rules adopted by the Securities and Exchange Commission provide that certain stockholder proposals must be included in the proxy statement for the Company’s Annual Meeting. For a proposal to be considered for inclusion in next year’s proxy statement, it must be submitted in writing and received by the Corporate Secretary of the Company no later than December 19, 2005. Stockholders who wish to submit a proposal at next year’s Annual Meeting, but do not comply with requirements for inclusion of the proposal in next year’s proxy statement, must submit the proposal in writing, to be received by the Corporate Secretary of the Company no later than February 27, 2006, which date is 45 days before the first anniversary of the date (April 15th) on which this proxy statement is first being mailed to stockholders.

The Company’s Annual Report to stockholders, including the Company’s audited financial statements for the year ended December 31, 2004 and a supplement to that Annual Report providing certain additional information, is being mailed with this proxy statement to all stockholders of record as of the close of business on March 31, 2005.

Stockholders Sharing the Same Address

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, commonly referred to as “householding” potentially provides extra convenience for stockholders and cost savings for companies. Because the Company utilizes the “householding” rules for proxy materials, stockholders who share the same address will receive only one copy of the annual report and proxy statement, unless the Company receives contrary instructions from any stockholder at that address. The Company will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the proxy statement and annual report at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may obtain additional copies by contacting us in writing to the Company c/o the Corporate Secretary at the Company’s corporate headquarters. Eligible stockholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting the Company in the same manner.

If you are a beneficial owner (for example, you hold your shares in a brokerage or custody account), you can request additional copies of the proxy statement and annual report or you can request householding by notifying your broker, bank or nominee.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE, VOTE TELEPHONICALLY OR VOTE OVER THE INTERNET.

By Order of the Board of Directors,
WILLIAM C. BERTRAND, JR.
Corporate Secretary
One MedImmune Way
Gaithersburg, Maryland 20878
April 15, 2005

One MedImmune Way	Gaithersburg, Maryland 20878	301-398-0000	Fax: 301-398-9000	www.medimmune.com